EXHIBIT 5













                                                 September 9, 1996




Re:      Registration Statement on Form S-4
         (Registration No. 333-9979) of
         Silgan Holdings Inc.



Silgan Holdings Inc.
4 Landmark Square
Stamford, CT 06901


Gentlemen:

                  Reference is made to the above Registration Statement on Form S-4 of Silgan Holdings Inc. (the "Company"), as amended through the date hereof (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the offer by the Company to exchange (the "Exchange Offer") its outstanding 13-1/4% Cumulative Exchangeable Redeemable Preferred Stock (the "Old Preferred Stock") for an equal amount of newly issued 13-1/4% Cumulative Exchangeable Redeemable Preferred Stock (the "New Preferred Stock").

                  In connection  with this opinion,  we have examined  copies of
(i) the Registration Statement; (ii) a specimen copy of the certificate representing shares of the New Preferred Stock; (iii) the Company's Certificate of Designation of the Powers, Preferences and Relative Participating, Optional and Other Special Rights of 13 1/4% Cumulative Exchangeable Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation"); (vi) copies of the restated certificate of incorporation, as amended, of the Company (the "Certificate of Incorporation"), as certified by the Secretary of State of the State of Delaware; (vii) the by-laws of the Company; (viii) copies of certain resolutions of the stockholders and Board of Directors of the Company; and (ix) all



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other  records,  agreements,  instruments  and  documents  that we  have  deemed relevant or necessary as the basis for the opinion hereinafter set forth. In stating our opinion, we have assumed the genuineness of all signatures on original documents (except when executed in our presence), the authenticity of documents submitted to us as originals and the conformity to originals of all copies submitted to us as certified, conformed or reproduction copies.

                  Based upon the foregoing, we are of the opinion that when the Registration Statement has become effective under the Act and the shares of New Preferred Stock (the "Shares") have been duly issued and delivered as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

                  The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Winthrop, Stimson, Putnam &
                                           Roberts
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